Exhibit 21






     SUBSIDIARIES OF THE DAYTON POWER AND LIGHT COMPANY


The Dayton Power and Light Company had the following wholly owned subsidiaries on March 31, 1997:

                                             State of
Name                                       Incorporation
----                                       -------------
MacGregor Park, Inc.                           Ohio
Miami Valley Equipment, Inc.                   Ohio